UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No.2)

WARNER MUSIC GROUP CORP.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

934550104
(CUSIP Number)

Copies to:

David P. Kreisler, Esq. Weil, Gotshal & Manges LLP 100 Federal Street, 34th Floor Boston, MA 02110 617-772-8300
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 20, 2011
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because § 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g) check the following box .

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)..

1	NAMES OF REPORTING PERSONS	Thomas H. Lee Equity Fund V, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS		OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):		☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER:	0
	8	SHARED VOTING POWER:	0
	9	SOLE DISPOSITIVE POWER:	0
	10	SHARED DISPOSITIVE POWER:	0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:	0
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):	0%
14		TYPE OF REPORTING PERSON:	PN

Page 2 of 26 Pages

1	NAMES OF REPORTING PERSONS	Thomas H. Lee Parallel Fund V, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS		OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):		☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER:	0
	8	SHARED VOTING POWER:	0
	9	SOLE DISPOSITIVE POWER:	0
	10	SHARED DISPOSITIVE POWER:	0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:	0
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):	0%
14		TYPE OF REPORTING PERSON:	PN

Page 3 of 26 Pages

1	NAMES OF REPORTING PERSONS	Thomas H. Lee Equity (Cayman) Fund V, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS		OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):		☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER:	0
	8	SHARED VOTING POWER:	0
	9	SOLE DISPOSITIVE POWER:	0
	10	SHARED DISPOSITIVE POWER:	0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:	0
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):	0%
14		TYPE OF REPORTING PERSON:	PN

Page 4 of 26 Pages

1	NAMES OF REPORTING PERSONS	1997 Thomas H. Lee Nominee Trust
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS		OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):		☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER:	0
	8	SHARED VOTING POWER:	0
	9	SOLE DISPOSITIVE POWER:	0
	10	SHARED DISPOSITIVE POWER:	0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:	0
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):	0%
14		TYPE OF REPORTING PERSON:	OO

Page 5 of 26 Pages

1	NAMES OF REPORTING PERSONS	THL WMG Equity Investors, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS		OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):		☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER:	0
	8	SHARED VOTING POWER:	0
	9	SOLE DISPOSITIVE POWER:	0
	10	SHARED DISPOSITIVE POWER:	0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:	0
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):	0%
14		TYPE OF REPORTING PERSON:	PN

Page 6 of 26 Pages

1	NAMES OF REPORTING PERSONS	Thomas H. Lee Investors Limited Partnership
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS		OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):		☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER:	0
	8	SHARED VOTING POWER:	0
	9	SOLE DISPOSITIVE POWER:	0
	10	SHARED DISPOSITIVE POWER:	0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:	0
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):	0%
14		TYPE OF REPORTING PERSON:	PN

Page 7 of 26 Pages

1	NAMES OF REPORTING PERSONS	THL Equity Advisors V, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS		OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):		☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER:	0
	8	SHARED VOTING POWER:	0
	9	SOLE DISPOSITIVE POWER:	0
	10	SHARED DISPOSITIVE POWER:	0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:	0
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):	0%
14		TYPE OF REPORTING PERSON:	OO

Page 8 of 26 Pages

1	NAMES OF REPORTING PERSONS	Thomas H. Lee Advisors, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS		OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):		☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER:	0
	8	SHARED VOTING POWER:	0
	9	SOLE DISPOSITIVE POWER:	0
	10	SHARED DISPOSITIVE POWER:	0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:	0
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):	0%
14		TYPE OF REPORTING PERSON:	PN

Page 9 of 26 Pages

1	NAMES OF REPORTING PERSONS	Great-West Investors LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS		OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):		☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER:	0
	8	SHARED VOTING POWER:	0
	9	SOLE DISPOSITIVE POWER:	0
	10	SHARED DISPOSITIVE POWER:	0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:	0
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):	0%
14		TYPE OF REPORTING PERSON:	PN

Page 10 of 26 Pages

1	NAMES OF REPORTING PERSONS	Putnam Investment Holdings, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS		OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):		☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER:	0
	8	SHARED VOTING POWER:	0
	9	SOLE DISPOSITIVE POWER:	0
	10	SHARED DISPOSITIVE POWER:	0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:	0
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):	0%
14		TYPE OF REPORTING PERSON:	OO

Page 11 of 26 Pages

1	NAMES OF REPORTING PERSONS	Putnam Investments Employees' Securities Company I LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS		OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):		☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER:	0
	8	SHARED VOTING POWER:	0
	9	SOLE DISPOSITIVE POWER:	0
	10	SHARED DISPOSITIVE POWER:	0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:	0
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):	0%
14		TYPE OF REPORTING PERSON:	OO

Page 12 of 26 Pages

1	NAMES OF REPORTING PERSONS	Putnam Investments Employees' Securities Company II LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS		OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):		☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER:	0
	8	SHARED VOTING POWER:	0
	9	SOLE DISPOSITIVE POWER:	0
	10	SHARED DISPOSITIVE POWER:	0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:	0
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):	0%
14		TYPE OF REPORTING PERSON:	OO

Page 13 of 26 Pages

STATEMENT MADE PURSUANT TO RULE 13d-1(a) OF THE
GENERAL RULES AND REGULATIONS UNDER THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

This Amendment No. 2 to Schedule 13D relates to Common Stock, par value $0.001 per share ("Common Stock" or "Shares") of Warner Music Group Corp. (the "Company") and amends the initial statement on Schedule 13D filed by the following persons (collectively, the "Reporting Persons"): (1) Thomas H. Lee Equity Fund V, L.P., a Delaware limited partnership; (2) Thomas H. Lee Parallel Fund V, L.P., a Delaware limited partnership; (3) Thomas H. Lee Equity (Cayman) Fund V, L.P., a Cayman Islands limited partnership (collectively, the "THL Funds"); (4) 1997 Thomas H. Lee Nominee Trust, a Massachusetts trust (the "Lee Trust"); (5) THL WMG Equity Investors, L.P., a Delaware limited partnership ("THL WMG Equity"); (6) Thomas H. Lee Investors Limited Partnership, a Massachusetts limited partnership ("THL Investors"), (7) THL Equity Advisors V, LLC, a Delaware limited liability company ("Advisors V"); (8) Thomas H. Lee Advisors, LLC, a Delaware limited liability company ("THL Advisors"); (9) Great-West Investors L.P., a Delaware limited partnership ("Great-West Fund"); (10) Putnam Investments Employees' Securities Company I LLC, a Delaware limited liability company ("Putnam I"); (11) Putnam Investments Employees' Securities Company II LLC, a Delaware limited liability company ("Putnam II"); and (12) Putnam Investment Holdings, LLC, a Delaware limited liability company ("Putnam", and together with Putnam I and Putnam II, the "Putnam Entities") relating to the Shares (the “Initial Statement”) as amended by Amendment No. 1 filed on May 10, 2011 (“Amendment No. 1; ”the Initial Statement together with Amendment No. 1 and this Amendment No. 2, the "Schedule 13D"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Initial Statement.

Item 5.	Interest in Securities of the Company
Item 5 of the Schedule 13D is hereby amended and restated as follows:

Items (a), (b), (c) and (e) of Item 5 of this Schedule 13D are hereby amended and restated as follows:

(a)-(b) As of the date hereof, the  Reporting Persons beneficially own zero Shares, representing 0% of the outstanding Shares.

(c) Other than the disposition of Shares in connection with the Merger Agreement as described in Item 6 hereof, there have been no transactions by the Reporting Persons in the Shares since May 10, 2011, the date of filing of the last Schedule 13D amendment.

(e) As of July 20, 2011, the Reporting Persons ceased to beneficially own any Shares.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer
Item 6 of this Schedule 13D is hereby amended and supplemented as follows:

On July 20, 2011, the Merger contemplated by the Merger Agreement by and among the Company, Parent and Merger Sub became effective.  As a result, the Reporting Persons are no longer the beneficial owner of any Shares.

Page 14 of 26 Pages

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated: July 22, 2011

THOMAS H. LEE EQUITY FUND V, L.P. By: THL Equity Advisors V, LLC, its general partner By: Thomas H. Lee Partners, L.P., its sole member By: Thomas H. Lee Advisors LLC, its general partner

By:	/s/ Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

Page 15 of 26 Pages

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated: July 22, 2011

THOMAS H. LEE PARALLEL FUND V, L.P. By: THL Equity Advisors V, LLC, its general partner By: Thomas H. Lee Partners, L.P., its sole member By: Thomas H. Lee Advisors LLC, its general partner

By:	/s/ Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

Page 16 of 26 Pages

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated: July 22, 2011

THOMAS H. LEE EQUITY (CAYMAN) FUND V, L.P. By: THL Equity Advisors V, LLC, its general partner By: Thomas H. Lee Partners, L.P., its sole member By: Thomas H. Lee Advisors LLC, its general partner

By:	/s/ Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

Page 17 of 26 Pages

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated: July 22, 2011

1997 THOMAS H. LEE NOMINEE TRUST By: US Bank, N.A., not personally, but solely as Trustee under the 1997 Thomas H. Lee Nominee Trust

By:	/s/ Paul D. Allen
Name:	Paul D. Allen
Title:	Vice President

Page 18 of 26 Pages

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated: July 22, 2011

THL WMG EQUITY INVESTORS, L.P. By: THL Equity Advisors V, LLC, its general partner By: Thomas H. Lee Partners, L.P., its sole member By: Thomas H. Lee Advisors LLC, its general partner

By:	/s/ Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

Page 19 of 26 Pages

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated: July 22, 2011

THOMAS H. LEE INVESTORS LIMITED PARTNERSHIP By: THL Investment Management Corp., its general partner

By:	/s/ Charles P. Holden
Name:	Charles P. Holden
Title:	Vice President

Page 20 of 26 Pages

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated: July 22, 2011

THL EQUITY ADVISORS V, LLC By: Thomas H. Lee Partners, L.P., its sole member By: Thomas H. Lee Advisors LLC, its general partner

By:	/s/ Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

Page 21 of 26 Pages

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated: July 22, 2011

THOMAS H. LEE ADVISORS, LLC

By:	/s/ Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

Page 22 of 26 Pages

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated: July 22, 2011

PUTNAM INVESTMENT HOLDINGS, LLC By: Putnam Investments, LLC, its managing member By: Thomas H. Lee Advisors, LLC, its attorney-in-fact

By:	/s/ Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

Page 23 of 26 Pages

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated: July 22, 2011

PUTNAM INVESTMENTS EMPLOYEES' SECURITIES COMPANY I LLC
By: Putnam Investments Holdings, LLC, its managing member
By: Putnam Investments, LLC, its managing member
By: Thomas H. Lee Advisors, LLC, its attorney-in-fact

By:	/s/ Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

Page 24 of 26 Pages

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated: July 22, 2011

PUTNAM INVESTMENTS EMPLOYEES' SECURITIES COMPANY II LLC
By: Putnam Investments Holdings, LLC, its managing member
By: Putnam Investments, LLC, its managing member
By: Thomas H. Lee Advisors, LLC, its attorney-in-fact

By:	/s/ Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

Page 25 of 26 Pages

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated: July 22, 2011

GREAT WEST INVESTORS L.P. By: Thomas H. Lee Advisors, LLC, its attorney-in-fact

By:	/s/ Charles P. Holden
Name:	Charles P. Holden
Title:	Managing Director

Page 26 of 26 Pages